EXHIBIT 99.1

The Hallwood Group Incorporated

3710 Rawlins, Suite 1500 • Dallas, Texas 75219 • 214.528.5588 • Fax: 214.522.9254

FOR IMMEDIATE RELEASE

Contact:         Richard Kelley, Chief Financial Officer

                800.225.0135 • 214.528.5588

HALLWOOD GROUP REPORTS RESULTS FOR THE

THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2011

Dallas, Texas, November 14, 2011 — The Hallwood Group Incorporated (NYSE Amex-HWG) today reported results for the third quarter and nine months ended September 30, 2011. For the 2011 third quarter, the Company had net income of $350,000, or $0.23 per share, compared to net income of $407,000, or $0.27 per share, in 2010 on revenue of $37.6 million and $36.8 million, respectively. For the nine months ended September 30, 2011, the net loss was $4.2 million, or $(2.74) per share, compared to net income of $10.5 million, or $6.85 per share, in 2010 on revenue of $101.1 million and $131.8 million, respectively.

Following is a comparison of results for the 2011 and 2010 periods:

Operating Income (Loss). The operating income for the 2011 and 2010 third quarters was $652,000 and $956,000, respectively. For the 2011 and 2010 nine month periods ended September 30, 2011 and 2010, operating income (loss) was $(6.2) million and $16.7 million, respectively.

While revenue increased 2% in the 2011 third quarter, the decrease in revenue of 23% in the 2011 nine month period was principally due to a decrease in sales of specialty fabric to U.S. military contractors as a result of decreases in orders from the military to Brookwood’s customers, partially offset by increased sales in its other market segments. Sales of specialty fabric to U.S. military contractors of $21.8 million and $52.2 million in the 2011 third quarter and nine month periods, respectively, decreased from the 2010 sales of $23.3 million and $93.2 million, respectively. The military sales represented 57.9% and 51.6% of total sales for the 2011 third quarter and nine month periods, compared to 63.4% and 70.7% for the 2010 periods, respectively. Military sales have historically been cyclical in nature.

The results for the nine months ended September 30, 2011 include the earlier reported noncash accrual reserve of $7.5 million in the second quarter of 2011 for the Hallwood Energy litigation, in addition to the $3.2 million that was previously recorded in connection with the Equity Support Agreement, for a total reserve of $10.7 million at September 30, 2011.

Other Income (Loss). Other income (loss) consists of interest expense and interest and other income. For the 2011 and 2010 third quarters, other income (loss) was $(20,000) and $(87,000), respectively. For the nine months ended September 30, 2011 and 2010, other income (loss) was $(39,000) and $(199,000), respectively.

Income Tax Expense (Benefit). For the 2011 third quarter, the income tax expense was $282,000, which included a current federal tax expense of $208,000, a noncash deferred federal tax benefit of $13,000, and a state tax expense of $87,000. For the 2010 third quarter, the income tax expense was $462,000, which included a noncash deferred federal tax expense of $174,000, a current federal tax expense of $152,000 and a state tax expense of $136,000.

For the nine months ended September 30, 2011, the income tax benefit was $2.0 million, which included a current federal tax expense of $398,000, a noncash deferred federal tax benefit of $2.6 million and a state tax expense of $207,000. For the nine months ended September 30, 2010, income tax expense was $6.1 million, which included a noncash deferred federal tax expense of $174,000, a current federal tax expense of $5.2 million and a current state tax expense of $731,000.

For further information on factors that could impact the Company and statements contained in this press release, reference should be made to the Company’s filings with the Securities and Exchange Commission, including quarterly reports on Forms 10-Q, current reports on Form 8-K and annual reports on Form 10-K. You can access such filings at http://www.sec.gov.

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The following table sets forth selected financial information for the three months and nine months ended September 30, 2011 and 2010.

THE HALLWOOD GROUP INCORPORATED

(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenue	$37,649	$36,771	$101,117	$131,848

Operating income (loss)	$652	$956	$(6,167)	$16,714
Other income (loss)	(20)	(87)	(39)	(199)

Income (loss) before income taxes	632	869	(6,206)	16,515
Income tax expense (benefit)	282	462	(2,033)	6,062

Net income (loss)	$350	$407	$(4,173)	$10,453

PER COMMON SHARE:
BASIC
Net income (loss)	$0.23	$0.27	$(2.74)	$6.85

Weighted average shares outstanding	1,525	1,525	1,525	1,525

DILUTED
Net income (loss)	$0.23	$0.27	$(2.74)	$6.85

Weighted average shares outstanding	1,525	1,525	1,525	1,525

Certain statements in this press release that are not statements of historical fact, including but not limited to statements or underlying assumptions concerning the Hallwood Energy litigation, may constitute “forward-looking statements” or information within the meaning of Section 37A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements or information are subject to known and unknown risks and uncertainties including, among other things, the outcome of the Hallwood Energy litigation, certain economic conditions, competition, development factors and operating costs that may cause the actual results to differ materially from results implied by such forward-looking statements. These risks and uncertainties are described in greater detail in the Company’s periodic filings with the Securities and Exchange Commission.

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